Friday, October 31, 2008                                            Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801or jp@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

Lakeville, Connecticut, October 31, 2008/PR Newswire.....Salisbury Bancorp, Inc.
(the "Company"), NYSE Alternext US: ("SAL"), the holding company for Salisbury Bank and Trust Company (the "Bank"), announced the Company's results for the quarter and nine months ended September 30, 2008. The Company reported a third quarter loss of $1,912,244, or $1.13 per average share outstanding, compared to earnings of $916,666, or $.54 per average share outstanding, in the third quarter of 2007. For the first nine months of 2008, earnings totaled $152,242, or $.09 per average share outstanding, compared to $2,799,632, or $1.66 per average share outstanding, for the period ended September 30, 2007.

Earnings for the respective periods were impacted by pre-tax charges of $2,856,000 as a result of the U.S. Government placing FHLMC (Freddie Mac) into conservatorship, which necessitated the Company to take a write-down of Freddie Mac preferred stock during the quarter ended September 30, 2008. No tax benefit was recognized as a result of these charges for the quarter ended September 30, 2008, because applicable law at the time forced financial institutions to treat the loss as a capital loss. On October 3rd, the Emergency Economic Stabilization Act of 2008 was enacted, which includes a provision permitting banks to recognize losses relating to the Freddie Mac preferred stock as an ordinary loss, thereby allowing a tax benefit for both tax and financial reporting purposes. If the legislation permitting this action had been effective in the third quarter rather than the fourth quarter, the positive impact of the tax charge that would have been recorded would have resulted in September 30, 2008 year-to-date earnings of $1,123,282, or $.67 per average share outstanding. The Company will recognize the additional tax benefit totaling approximately $971,040, or $.58 per average share outstanding relating to the write-down of the Freddie Mac preferred stock in the quarter ending December 31, 2008. Earnings, not including the Freddie Mac preferred stock write-down, for the first nine months of 2008 totaled $3,008,242, or $1.78 per average share outstanding.

Salisbury Chairman and Chief Executive Officer John F. Perotti commented, "Many of the holders of the Freddie Mac preferred stock are regional and community banking institutions. The Bank purchased the Freddie Mac preferred shares in the belief that they were extremely safe, long-term, conservative investments. Approximately 2,400 banks nationwide supported Freddie Mac, a quasi-federal agency that provided liquidity to lenders to help support homeownership in America."

Mr. Perotti continued, "The amortized cost basis of the Freddie Mac investment was $2,975,000, or approximately 1.8% of the total investment portfolio and approximately 7.1% of total capital. After the accounting adjustments, the capital level of the Bank remains well above the highest regulatory capital level of "well capitalized"." Capital levels for the nine months ended September 30, 2008 compared to Regulatory Capital Ratios are as follows:

                               Salisbury Bank              Well-Capitalized
                               --------------              ----------------
Total risk based capital           13.15%                      = 10.00%
Tier 1 risk based capital          12.08%                      =  6.00%
Leverage ratio                     7.54%                       =  5.00%

Mr. Perotti said "Salisbury Bank is an independent community bank with strong capital levels that place us among the best capitalized companies of our size in the tri-state area. We intend to use our capital strength to assist our customers in coping with the challenges they face in the difficult economic environment ahead. The Bank has shown improvement this quarter, as well as in the year-to-date period, in core operating results."

Results of Continuing Operations

Total interest and dividend income was $6,711,775 for the third quarter compared to $6,602,455 in the 2007 period. Total interest expense decreased to $2,586,769 from $3,167,716 for the same period. The provision for loan losses increased by $520,000 when compared to the period ended September 30, 2007. Income from Trust/Wealth Advisory Services increased to $543,000 from $475,000.

Total interest and dividend income was $19,970,990 for the first nine months of 2008 operations compared to $19,398,999 for the year-ago period. Total interest expense decreased to $8,304,597 from $9,235,485 for the same period. The provision for loan losses increased by $690,000 when compared to the same period in 2007 and the allowance for loan losses amounted to $3,105,000, or 1.05% of total loans outstanding at September 30, 2008. Net charge-offs of loans for the nine month period ended September 30, 2008 totaled $59,913, compared to $19,536 for the corresponding period in 2007. Income from Trust/Wealth Advisory Services increased to $1,683,735 from $1,508,000.

Core  business  initiatives   continued  to  grow.  Total  net  loans  including
loans-held-for-sale have increased $31,551,667, or 12.03%, to $293,861,858 at September 30, 2008 compared to net loans including loans-held-for-sale totaling $262,310,191 at September 30, 2007. Non-performing assets totaled $1,796,000 or ..37% of total assets at September 30, 2008, which compares to non-performing assets totaling $1,103,000 or .24% of total assets in the corresponding period in 2007. The Bank does not have any sub-prime loans in its portfolio. In
addition,   the  Bank's  securities  portfolio  which  totaled  $149,872,581  at
September 30, 2008, has no sub-prime loans or collateralized debt obligations in any of its securities.

Total deposits increased to $344,608,538 at September 30, 2008 compared to $313,088,487 a year ago. Total assets have increased to $485,649,523 at September 30, 2008 from $456,486,055 a year ago. Net interest income, a key component of profitability, improved each quarter this year compared to the comparable quarter of the prior year, and the Bank's net interest margin has expanded for each of the last six quarters.

As previously announced, the Directors of Salisbury Bancorp, Inc. declared a third quarter dividend of $.28 per common share outstanding that will be paid to shareholders on October 31, 2008. This compares to $.27 per share cash dividend that was declared during the third quarter of 2007. Year-to-date dividends total $.84 per common share outstanding for the year 2008. This compares to total year-to-date dividends of $.81 per common share for the year-ago period.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $480 million and capital in excess of $38 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 160 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in North Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.